Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Silver State Bancorp and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 26 day of July, 2007.

/s/ Thomas T. Nicholson
Thomas T. Nicholson

/s/ Diana R. Nicholson
Diana R. Nicholson

BLACK CREEK LIMITED PARTNERSHIP

By:	/s/ Thomas T. Nicholson
Thomas T. Nicholson,
General Partner

By:	/s/ Diana R. Nicholson
Diana R. Nicholson,
General Partner